                                                                    EXHIBIT 16.1


[KPMG LOGO]

         KPMG LLP
         345 Park Avenue                                  Telephone 212 768 9700
         New York NY                                      Fax 212 758 9619

June 7, 2004

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Alloy, Inc. and subsidiaries, and, under the date of May 14, 2004, we reported on the consolidated financial statements of Alloy, Inc. and subsidiaries as of and for the years ended January 31, 2004 and 2003. On May 28, 2004, our appointment as principal accountants was terminated. We have read Alloy, Inc.'s statements included under Item 4 of its Form 8-K dated June 2, 2004, and we agree with such statements, except that KPMG's audit reports on the consolidated financial statements of Alloy, Inc. as of and for the years ended January 31, 2004 and 2003, contained a separate paragraph stating that "As discussed in Note 4 to the consolidated financial statements, Alloy, Inc. changed its method of accounting for goodwill and intangible assets in 2002."

Furthermore we are not in a position to agree or disagree with Alloy, Inc.'s statements that the Audit Committee has made a decision to engage BDO Seidman LLP as the Company's independent auditor or that BDO Seidman, LLP was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Alloy. Inc.'s consolidated financial statements or any other matter that was the subject of a disagreement or a reportable event.

Very truly yours

/s/ KPMG LLP